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                            HUD INDEMNITY AGREEMENT


                  AGREEMENT dated as of December 9, 1997, among Startt Acquisition, Inc., a New York corporation ("Acquisition"), the parties listed on SCHEDULE I (the "Milstein Shareholders"), the parties listed on SCHEDULE II (the "Benach Shareholders"), the parties listed on SCHEDULE III (the "Aboodi Shareholders") and the party listed on SCHEDULE IV (the "Fischer Shareholder"). Each party listed on SCHEDULES I, II, III AND IV shall be referred to individually as a "Shareholder" and collectively as the "Shareholders" and each of the Milstein Shareholders, collectively as a group, the Benach Shareholders, collectively as a group, the Aboodi Shareholders, collectively as a group, and the Fischer Shareholder shall be referred to as a "Group of Shareholders"or "Shareholder Group."

                                    RECITALS

                  WHEREAS, the Shareholders are the beneficial owners of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Starrett Corporation, a New York corporation (the "Company");

                  WHEREAS, the Company and Acquisition have entered into that certain Agreement and Plan of Merger dated October 16, 1997 (the "Merger Agreement"), pursuant to which, among other things, subject to the terms and conditions of the Merger Agreement, Acquisition has made a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Common Stock of the Company and, following consummation of the Offer, Acquisition will merge with and into the Company (the "Merger"), which will be the surviving

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corporation ("Surviving Corporation") of the Merger (capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement);

                  WHEREAS, a condition to the consummation of the Offer under the Merger Agreement is the obtaining of certain United States Department of Housing and Urban Development ("HUD") consents in connection with the transactions contemplated by the Merger Agreement;

                  WHEREAS, Acquisition desires that HUD provide certain assurances that the Acquisition Parties (as such term is defined below) will not be responsible to HUD for any HUD Liabilities (as such term is defined below) (should any be determined to exist) for periods prior to consummation of the Offer;

                  WHEREAS, because of the complexity of the corporate transactions contemplated by the Merger Agreement, the large number of projects managed by the Company or its subsidiaries or as to which the Company or such subsidiaries act as general partner, and the relatively brief period of time contemplated under the Merger Agreement prior to consummation of the Offer, the parties are concerned that obtaining assurances from HUD as aforesaid will significantly delay the consummation of the Offer;

                  WHEREAS, in order to benefit the Company and its public shareholders and to avoid delay in consummation of the Offer, the Shareholders have agreed to provide the Acquisition Parties with assurances similar to those which would otherwise be requested from HUD; and

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                  WHEREAS, this Agreement is conditioned and shall become
effective only upon the consummation of the Offer under the Merger Agreement and the date upon which the Offer is consummated is herein referred to as the "Effective Date";

                  NOW, THEREFORE, the parties hereby agree as follows, effective upon consummation of the Offer:

                  1. Certain Definitions.

      For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

      (a) "HUD Liabilities" shall mean any penalties or fines paid to HUD or DHCR or other Governmental Authority (as such term is defined below) (or, as compelled by HUD or any other Governmental Authority, paid to the applicable Project Owner (as such term is defined below) or other third party) by any Acquisition Party on or after the Effective Date insofar as such penalties or fines arise out of acts of the Company or any of its subsidiaries (including without limitation acts on behalf of the Company or such subsidiary by the Company's or such subsidiary's present or former officers, directors or employees) in its capacity as general partner or managing agent, as the case may be, during periods prior to the Effective Date in respect of projects managed by the Company or such respective subsidiaries (which projects are set forth on SCHEDULE V hereto) or as to which the Company or any such subsidiary has acted as general partner (which projects are set forth on SCHEDULE VI hereto), and which acts are determined to be in violation of statutes, laws, rules, regulations or orders relating to matters

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under the jurisdiction of HUD and/or DHCR (and regardless of whether such statutes, laws, rules, regulations or orders are enforced by HUD, DHCR or any other federal, state or local agency, instrumentality, commission or any other governmental authority (collectively, a "Governmental Authority")); provided, however, that no penalties or fines shall be deemed to constitute HUD Liabilities if such penalties or fines are properly payable or reimbursable by the partnership, housing company or other entity owning the applicable project (the "Project Owner") out of the project's revenues. Any amount actually reimbursed to the Acquisition Parties by insurance, bonding, indemnification or subrogation rights or other rights or coverage in respect of amounts which would otherwise be HUD Liabilities or Permitted Expenses (as such term is defined below) ("Applicable Coverage") shall not be a HUD Liability or a Permitted Expense, as the case may be. The Acquisition Parties shall use reasonable efforts to collect any available proceeds of Applicable Coverage but shall have no obligation to use litigation or other extraordinary measures to collect such Applicable Coverage. The Shareholders shall have the right to undertake, at their expense, the collection of any Applicable Coverage including maintaining litigation therefor on behalf of the Acquisition Parties. Acquisition shall cause to be maintained in effect the insurance or bonding coverage set forth on SCHEDULE VII (which the parties agree constitutes Applicable Coverage) to the extent that coverage thereunder is dependent on maintaining such insurance or bonding in effect. The Shareholders and the Acquisition Parties shall reasonably cooperate with each other in the collection of Applicable Coverage, shall consult together at reasonable intervals as to matters pertaining to Applicable Coverage, shall keep the other Parties fully informed as to such matters, shall make available to the other Parties all books and records of such Shareholders and Acquisition Parties, respectively, relating to Applicable Coverage, and shall render to the other Parties such assistance as may be

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reasonably required by the other Parties in order to ensure proper and adequate efforts to collect Applicable Coverage.

      (b) "HUD Claim" shall mean any claim, demand, action, investigation or proceeding (including any claim in arbitration) (any of the foregoing a "Claim") brought or threatened against any Acquisition Party by HUD or any other Governmental Authority to the extent such Claim relates to or involves the assertion of any possible HUD Liability.

      (c) "Permitted Expenses" shall mean all reasonable attorneys' fees and expenses and other reasonable expenses incurred by any Party from and after the Effective Date in the defense, investigation, prosecution or settlement of a HUD Claim or in collecting Applicable Coverage; provided, however, that no expenses incurred in the ordinary course of business by any Acquisition Party (including without limitation expenses incurred in connection with reporting or provision of information to or the conduct of an audit by HUD or any other Governmental Authority) shall be deemed to be Permitted Expenses; and, provided, further, that no expenses incurred by any Acquisition Party prior to the actual assertion by HUD or any other Governmental Authority that there are HUD Liabilities shall be deemed to be Permitted Expenses unless such expenses are incurred in the defense, investigation, prosecution or settlement of a HUD Claim which (i) is limited to a Claim which if determined adversely to an Acquisition Party would be a HUD Liability and (ii) is ultimately determined by an appropriate adjudicatory procedure to be a HUD Liability.

      (d) The "Acquisition Parties" shall mean Acquisition, Startt Acquisition LLC, a Delaware limited liability company ("Parent"), the Company and the

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Surviving Corporation, the subsidiaries of the Company and the Surviving
Corporation, and the respective shareholders, members, directors, officers and employees of Acquisition, Parent and the Surviving Corporation, but excluding any such directors, officers or employees who were directors, officers or employees of the Company or any subsidiary thereof prior to the Effective Date. In no event shall any Project Owner be deemed an Acquisition Party. The Shareholders and the Acquisition Parties are collectively referred to as the "Parties."

      (e) "DHCR" shall mean the New York State Division of Housing and Community Renewal.

      2. Indemnification and Expense Reimbursement.

      (a) The Shareholders shall indemnify and save harmless the Acquisition Parties from and against and pay or reimburse the Acquisition Parties promptly as incurred or imposed for any HUD Liabilities and Permitted Expenses; provided, however, that the Shareholders (i) shall bear in the aggregate only 50% of the first $1,000,000 of HUD Liabilities and Permitted Expenses incurred by or imposed upon the Acquisition Parties; (ii) shall bear in the aggregate only 80% of the next $3,125,000 of HUD Liabilities and Permitted Expenses incurred by or imposed upon the Acquisition Parties in excess of such first $1,000,000; and (iii) shall bear no other HUD Liabilities or Permitted Expenses; and provided, further, that in no event shall the aggregate of all HUD Liabilities and Permitted Expenses borne by all Shareholders exceed a total amount of $3,000,000. In order to appropriately allocate among the respective Acquisition Parties any payments provided under this Section 2(a) to be made to the Acquisition Parties, Acquisition (or, after consummation of the Merger, the Surviving

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Corporation) shall designate the proportions or dollar amounts of the payments provided under this Section 2(a) to be made by the Shareholder Groups to the respective Acquisition Parties. Such designations by Acquisition or the Surviving Corporation may be conclusively relied upon by the Shareholders.

      (b) All liabilities and obligations of the Shareholder Groups under this Agreement shall, notwithstanding anything to the contrary contained in this Agreement but subject to the last sentence of this Section 2(b), be borne severally and not jointly among the Shareholder Groups pro rata in accordance with the percentage amounts set forth on SCHEDULE VIII hereto. Within each Shareholder Group, the Shareholders of such Shareholder Group shall be jointly and severally liable for such Shareholder Group's proportionate share of the liabilities and obligations of such Shareholder Group under this Agreement. No member of a Shareholder Group shall have any liability for any liability or obligation under this Agreement of any member of another Shareholder Group, except that Paul and Seymour Milstein shall, notwithstanding anything to the contrary contained in this Agreement, be jointly and severally liable for all liabilities under this Agreement of all Shareholders (whether Milstein Shareholders or otherwise).

      (c) Notwithstanding anything to the contrary contained herein, the liabilities and obligations of the Shareholders under this Agreement shall apply only with respect to and to the extent of HUD Liabilities asserted by HUD or any other Governmental Authority within three years from the date hereof; provided, however, that the parties have agreed that a HUD Liability need not be adjudicated nor the amount of a HUD Liability finally determined in

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order for such HUD Liability to be deemed to have been asserted for purposes of this Section 2(c).

      (d) The provisions of this Agreement shall constitute the sole remedy of the Acquisition Parties against the Shareholders in respect of any HUD Liabilities or Permitted Expenses, and Acquisition shall cause each Acquisition Party to assert no claim against any Shareholder in connection with any HUD Liability or Permitted Expense other than pursuant to this Agreement. Acquisition hereby waives any rights it may have under or in connection with the Merger Agreement with respect to any matter relating to any possible HUD Liability including without limitation the right to assert that any condition to consummation of the Offer has not been satisfied.

      3. Indemnification Procedures.

      (a) The rights and obligations of each Acquisition Party claiming a right to indemnification hereunder ("Indemnitee") from Shareholders ("Indemnitor") shall be governed by the following rules.

      (b) The Indemnitee shall give prompt written notice to the Indemnitor upon any receipt of any HUD Claim, providing a copy thereof or, if the HUD Claim is oral, a reasonable description thereof. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure prejudices such Indemnitor's ability successfully to defend the HUD Claim.

      (c) A single law firm shall undertake the defense of all Acquisition Parties in respect of any HUD Claim or group of related HUD Claims, such firm to be selected

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upon the joint approval of the Shareholders on the one hand and Acquisition
(or, after consummation of the Merger, the Surviving Corporation) on the other hand. Each Acquisition Party shall have the right to employ his, her or its own counsel in addition to the counsel provided for in the immediately preceding sentence in any such case, but (i) the fees and expenses of such counsel shall be at such Party's own expense (and shall in no event be deemed a Permitted Expense) except during any period when there has been a failure of the counsel provided for in the immediately preceding sentence to undertake the defense of such case against such Party, and (ii) in no event shall the fees and expenses of more than one law firm retained by all Acquisition Parties in connection with any single HUD Claim or group of related HUD Claims be deemed a Permitted Expense.

      (d) All decisions with respect to the defense of any HUD claim shall be made jointly by the Shareholders on the one hand and Acquisition (or, after consummation of the Merger, the Surviving Corporation) on the other hand. No settlement of any HUD Claim may be made by any Party without the joint written approval of the Shareholders and Acquisition (or, after consummation of the Merger, the Surviving Corporation) which consent shall not be unreasonably withheld; provided, however, that notwithstanding the foregoing Acquisition (or, after consummation of the Merger, the Surviving Corporation) shall have sole control over any obligation (in addition to any obligation imposed by law) imposed by a settlement upon an Acquisition Party's operations.

      (e) The Shareholders on the one hand and the Acquisition Parties on the other hand shall reasonably cooperate with the other in the defense and settlement of any such HUD Claim, shall consult together at reasonable intervals as to matters pertaining to any HUD

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Claim, shall keep each other fully informed as to any such HUD Claim, shall make available to the other all books and records of such Party relating to any such HUD Claim, and shall render to each other such assistance as may be reasonably required by the other in order to ensure the proper and adequate defense of any such HUD Claim. Acquisition (and, after consummation of the Merger, the Surviving Corporation) shall cause the other Acquisition Parties to comply with all obligations thereof under this Section 3 (or otherwise under this Agreement).

      (f) Either of Paul or Seymour Milstein (each a "Shareholder Representative") may, but need not, give all notices, make all determinations and give all approvals on behalf of all Shareholders, which notices, designations, determinations and approvals, so made or given by a Shareholder Representative (all of which notices, designations, determinations or approvals are hereby ratified and approved by all Shareholders) shall be conclusive and binding upon all Shareholders and may be conclusively relied upon by Acquisition (and, after consummation of the Merger, the Surviving Corporation). Neither Shareholder Representative shall have any liability to any Shareholder Party for any act or omission in connection with the immediately preceding sentence.

      4. Miscellaneous.

      (a) No Waiver. The failure of any Party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other Party with that Party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

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      (b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier, to the Parties at the addresses specified below (or at such other address for Acquisition Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or one day after delivery to a courier for next-day delivery.

            (i)   If to any or all of the Milstein Shareholders, to:

                  Milstein Properties Corp.
                  1271 Avenue of the Americas, Suite 4200
                  New York, New York 10020
                  Attention: Edwin V. Petz, Esq.

            (ii)  If to any or all of the Benach Shareholders, to:

                  Mr. Henry Benach
                  3110 Miro Drive North
                  Palm Beach Gardens,
                  Florida 33410

            (iii) If to any or all of the Aboodi Shareholders, to:

                  Alpine Capital Group
                  1285 Avenue of the Americas, 21st Floor
                  New York, New York  10019
                  Attention:  Mr. Oded Aboodi

            (iv)  If to the Fischer Shareholder, to:

                  Irving R. Fischer
                  171 Succabone Road
                  Bedford Hills, New York 10507

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            in each case, with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036
                  Attention: Peter G. Samuels, Esq.

            (v)   if to Acquisition or the Surviving Corporation, to:

                  c/o Lawrence Ruben Company
                  600 Madison Avenue, 20th Floor
                  New York, New York  10022
                  Attention: Mr. Jonathan I. Mayblum

             with a copy to:

                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                  551 Fifth Avenue
                  New York, New York 10176
                  Attention: Alan S. Katz, Esq.


      (c) Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections or Schedules mean a Section or Schedule of this Agreement unless otherwise indicated.

      (d) Entire Agreement; Assignment. This Agreement (including the schedules and other documents and instruments referred to herein), together with the Merger Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto (other than Shareholders and Acquisition Parties) any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation

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of law or otherwise; provided that from and after consummation of the Merger the obligations and liabilities of Acquisition hereunder shall be obligations and liabilities of the Surviving Corporation; and, provided, further, that from and after the Sale (as such term is defined below) of any subsidiary of the Company whose acts created any HUD Liability (a "Subsidiary"), the obligations and liabilities of the Shareholders under this Agreement with respect to such HUD Liability shall terminate. A "Sale" shall mean any direct or indirect sale, transfer or other disposition in one or more transactions of all or the majority in value of the assets of such Subsidiary or of capital stock constituting all or the majority of the voting power for the election of directors of the capital stock of such Subsidiary (whether such transaction is a sale of stock, sale of assets, merger, consolidation, reorganization or other transaction and shall include, in the case of any Subsidiary which is an indirect subsidiary of the Company, any such transaction involving a subsidiary which is the direct or indirect parent of such indirect Subsidiary).

      (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles relating to conflicts of laws.

      (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      (g) HUD Approvals. Acquisition hereby acknowledges that the HUD consents and confirmations heretofore received by the Company, (i) satisfy the condition to consummation of the Offer relating to HUD consents contemplated by paragraph
(g) of Exhibit A

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to the Merger Agreement and (ii) constitute satisfactory HUD confirmation of the matters contemplated by paragraph (f) of Schedule 3.05 to the Disclosure Schedules to the Merger Agreement.

      (h) Subrogation. The Shareholders shall be subrograted to the extent of any payments made by them under this Agreement to all rights of the Acquisition Parties against any other party in respect of the HUD Liability giving rise to the Shareholders' obligation to make payment hereunder.


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      IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                 STARTT ACQUISITION, INC.


                                 By: Jonathan I. Mayblum
                                    ---------------------------------------
                                        Name:  Jonathan I. Mayblum
                                        Title: President

                                 On behalf of themselves and each of the
                                 MILSTEIN SHAREHOLDERS
                                 c/o Milstein Properties Corp.
                                 1271 Avenue of the Americas, Suite 4200
                                 New York, New York  10020
                                 Attention:  Edwin V. Petz, Esq.


                                 By: /s/ Paul Milstein
                                    ---------------------------------------
                                        Paul Milstein


                                 By: /s/ Seymour Milstein
                                    ---------------------------------------
                                        Seymour Milstein


                                 On behalf of each of the
                                 BENACH SHAREHOLDERS c/o
                                 Henry Benach 3110 Miro
                                 Drive North Palm Beach
                                 Gardens, Florida 33410



                                 By: /s/ Henry Benach
                                    ---------------------------------------
                                        Henry Benach


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                                 OEA PARTNERS
                                 c/o Alpine Capital Group
                                 1285 Avenue of the Americas, 21st Floor
                                 New York, New York  10019
                                 Attention:  Mr. Oded Aboodi



                                 By: /s/ Oded Aboodi
                                    ---------------------------------------
                                    Name: Oded Aboodi
                                    Title: Authorized Signatory


                                 KADIMA PARTNERS
                                 c/o Alpine Capital Group
                                 1285 Avenue of the Americas, 21st Floor
                                 New York, New York  10019
                                 Attention:  Mr. Oded Aboodi



                                 By: /s/ Oded Aboodi
                                    ---------------------------------------
                                    Name: Oded Aboodi
                                    Title: Authorized Signatory




                                 /s/ Oded Aboodi
                                 -------------------------------------
                                 ODED ABOODI
                                 Alpine Capital Group
                                 1285 Avenue of the Americas, 21st Floor
                                 New York, New York  10019




                                 /s/ Irving R. Fischer
                                 -------------------------------------
                                 IRVING R. FISCHER
                                 171 Succabone Road
                                 Bedford Hills, New York  10507

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